FOR IMMEDIATE RELEASE
March 19, 2009

Oragenics, Inc. Announces Management Changes

(Alachua, FL)-March 19, 2009- Oragenics, Inc. (OTCBB: ORNI) today announced that Stanley B. Stein  resigned as President, Chief Executive Officer and director of  Oragenics, Inc.(the “Company”), effective yesterday and will thereafter continue to provide services to the Company as an advisor.  Mr. Stein’s resignation is not due to any disagreement with the Company on any matter related to its operations, policies, and practices.

David Hirsch, the Company’s Chief Financial Officer and Chief Operating Officer, will assume additional responsibilities as acting Chief Executive Officer and Dr. Robert T. Zahradnik, PhD., the Company’s Vice President of Business Development, will assume the role of acting Chief Operating Officer formerly served by Mr. Hirsch.

Richard T. Welch, Chairman of the Board, commented “We look forward to continuing to work with Stan in certain select matters relating to strategic alternatives, business development and capital strategies. Also, the Board is very confident that David Hirsch has the requisite skill sets to effectively lead the Company at this time and continue to move things forward in a very exciting year for the Company”.

About Oragenics, Inc.
Oragenics, Inc., is a biopharmaceutical company engaged in developing unique proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market. The company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The company is located in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida, approximately 15 miles from the campus of the University of Florida in Gainesville.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

CONTACT
David Hirsch,  CEO and CFO, Oragenics, Inc.
386-418-4018, Ext. 232 -- dhirsch@oragenics.com